Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated December 12, 2018, relating to the consolidated statements of financial position of ESSA Pharma Inc. (the “Company”) as of September 30, 2018 and 2017, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity (deficiency), and cash flows for the years ended September 30, 2018, 2017, and 2016 of the Company and the reference to our name in the “Experts” section in the Company’s registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission on October 8, 2019.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

October 8, 2019